Exhibit (d)(52)
PACIFIC SELECT FUND
AMENDMENT NO. 3 TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreement (the “Agreement”) the first made the 5th day of May, 2000 and amended the 1st day of January, 2001, and again on the 5th day of August, 2004, by and among Pacific Life Insurance Company (“Investment Adviser”), a Nebraska corporation, Pacific Investment Management Company LLC (“Portfolio Manager”), a Delaware limited liability company, and Pacific Select Fund, a Massachusetts business trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 9th day of December, 2005.
     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Section 2 of the Agreement, Portfolio Manager Duties, is amended to add the following:
Portfolio Manager:
1.	will provide assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or the Registration Statement, the value of any portfolio securities or other assets of the Portfolios for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. This assistance includes (but is not limited to) using its best efforts to: (i) designate and provide timely access, independently on an as needed basis and upon the request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) notify the Investment Adviser in the event the Portfolio Manager determines, with respect to a security that is held both by the Portfolio and by another account managed by the Portfolio Manager, of the value of such security pursuant to the Portfolio Manager’s procedures for determining the fair value of a security; (iii) obtain bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolios; (iv) verify pricing and providing fair valuations or recommendations for fair valuations in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (v) maintain adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed Fund records.

2.	will assist the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Portfolio Manager represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Portfolio Manager’s compliance program, which access shall include on-site visits with the Portfolio Manager as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Portfolio Manager agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Portfolio Manager’s compliance program.

3.	will process class action paperwork for any security held within the portfolio managed by Portfolio Manager during its management at the direction of the Investment Adviser, as the Investment Adviser may direct from time to time.

4.	will comply with the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to the Portfolio Manager and as may be amended from time to time. The Portfolio Manager agrees to provide an annual certification with respect to compliance with the Fund’s Selective Disclosure Policy.

5.	will notify the Investment Adviser promptly in the event that, in the judgment of the Portfolio Manager, Portfolio share transaction activity becomes disruptive to the ability of the Portfolio Manager to effectively manage the assets of a Portfolio consistent with the Portfolio’s investment objectives and policies.

6.	will use its best efforts to provide assistance as may be reasonably requested by the Investment Adviser in connection with compliance by the Portfolios with any current or future legal and regulatory requirements related to the services provided by the Portfolio Manager hereunder.

7.	will use its best efforts to provide such certifications to the Fund as the Fund or the Investment Adviser may reasonably request related to the services provided by the Portfolio Manager hereunder.
Section 13 of the Agreement, Disclosure about Portfolio Manager, is amended to add the following:
The Portfolio Manager agrees to notify the Investment Adviser and the Fund promptly if any statement regarding the Portfolio Manager in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto (the “Disclosure Documents”) becomes materially misleading or if the Disclosure Documents contain a material omission. With respect to the disclosure respecting each Portfolio, the Portfolio Manager represents and agrees that the description in the Fund’s prospectus contained in the following sections: “The portfolio’s investment goal,” and “What the portfolio invests in” (collectively, “Portfolio Description”) is consistent with the manner in which the Portfolio Manager intends to manage each Portfolio, and the description of “Risks you should be aware of” (“Risk Description”) is consistent with risks known to the Portfolio Manager that arise in connection with the manner in which the Portfolio Manager intends to manage the Portfolio.

Section 3 of the Agreement, Expenses, is amended to add the following:
The Fund, the Portfolio Manager and the Investment Adviser shall not be considered as partners or participants in a joint venture.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs

Title:	Executive Vice President	Title:	Vice President & Secretary

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent L. Holden

Name:	Brent L. Holden

Title:	Managing Director

PACIFIC SELECT FUND

By:	/s/ James T. Morris

Name:	James T. Morris

Title:	President